Exhibit 99.1

News Release

For Immediate Release

Novelis to Purchase Outstanding Minority Interest in Subsidiary

Novelis Korea Limited for $350 Million

ATLANTA, Nov. 17, 2011 – Novelis Inc. announced today that it has reached an agreement with Taihan Electric Wire Co. Ltd. (TEC) and other minority shareholders of its subsidiary, Novelis Korea Limited, to purchase 31.2 percent of the outstanding shares in the Korean corporation for approximately $350 million in an all-cash transaction. Novelis currently owns 67.9 percent of Novelis Korea and, following the closing of the purchase, will own more than 99 percent of the outstanding shares.

“Our decision to purchase the remaining minority interest in Novelis Korea represents another key step in Novelis’ strategy to prepare for future growth in Asia,” said Phil Martens, president and chief executive officer of Novelis. “Asia is the largest and fastest growing region in the world for aluminum rolled products, with an expected annual growth rate of eight percent for the next five years. This transaction will enable Novelis to continue to strengthen its leadership position in this increasingly important region, particularly in the beverage can, electronics and automobile markets.”

Martens pointed to a number of factors behind the decision to purchase the outstanding interest in Novelis Korea. “We believe this transaction will provide Novelis with greater control of our manufacturing assets in the region,” noted Martens, “while at the same time helping to drive our ongoing initiatives for globally integrated operations.”

The move is part of an ongoing assessment by Novelis of strategic opportunities to serve rapidly growing markets in Asia and the Middle East, and follows the announcement in May of a $400 million expansion of aluminum rolling capacity and recycling infrastructure in Korea. That expansion is on target to increase Novelis’ aluminum sheet capacity in Asia by more than 50 percent to nearly one million metric tons per year. The expansion will also include the construction of a state-of-the-art recycling center for aluminum beverage cans and a casting operation with annual production capacity in excess of 260,000 metric tons of sheet ingot.

Tom Walpole, senior vice president, global manufacturing excellence, and president, Novelis Asia, noted that other factors also played a part in moving forward with the transaction: “The decision to effectively acquire full ownership of Novelis Korea is a testament to the quality of our operations and assets in Korea, the expertise of our management here and the experience and stability of our workforce,” said Walpole. Novelis Korea has two integrated rolling facilities in Yeongju and Ulsan, South Korea, both of which have casting, hot rolling, cold rolling, finishing and recycling capabilities.

The purchase is expected to close by December 31, 2011.

About Novelis

Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has nearly 11,000 employees and reported revenue of $10.6 billion in fiscal year 2011. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com.

Forward-Looking Statements

Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include Novelis’ expectations regarding the anticipated closing date of the transaction. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact outcomes are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2011.

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Media Contacts	Investor Contact

Corporate/USA: Charles Belbin +1 404 760 4120 charles.belbin@novelis.com	Isabel Janci +1 404 760 4164 isabel.janci@novelis.com

Korea: Soohyun Oh +82 2 2259 1626 soohyun.oh@novelis.com

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